EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Globe Specialty Metals, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Globe Specialty Metals, Inc. of our reports dated September 28, 2010, with respect to the consolidated balance sheets of Globe Specialty Metals, Inc. and subsidiary companies as of June 30, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2010, and the effectiveness of internal control over financial reporting as of June 30, 2010, which reports appear in the June 30, 2010 annual report on Form 10-K of Globe Specialty Metals, Inc.

Our report dated September 28, 2010, on the effectiveness of internal control over financial reporting as of June 30, 2010, contains an explanatory paragraph that states:

The Company acquired Core Metals Group Holdings LLC (Core Metals) on April 1, 2010, and management excluded Core Metals’ internal control over financial reporting from its assessment of the effectiveness of the Company’s internal control over financial reporting as of June 30, 2010. The acquisition of Core Metals contributed approximately 4.4 percent of the Company’s total revenue for the year ended June 30, 2010 and accounted for approximately 8.2 percent of the Company’s total assets as of June 30, 2010. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Core Metals.

/s/ KPMG LLP
New York, New York

March 2, 2011